                                             Exhibit B1


GRANITE STATE ENERGY, INC.
Statement of Income and Accumulated Deficit
For the Quarter ended September 30, 1996
(Unaudited, Subject to Adjustment)


INCOME

  Operating Revenue                                 $146,282
                                                    --------

EXPENSE

  Purchased Electric Energy                          154,158
  Other Operating Expenses                           145,228
  Federal Income Tax                                (53,586)
                                                   ---------
  Total Operating Expenses                           245,800
                                                    --------

Net Income/(Loss)                                   (99,518)

Accumulated Deficit at beginning of period             (107)
                                                    --------
Accumulated Deficit at end of period               $(99,625)
                                                    ========